United States Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933


                              CIMBIX  CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                    WASHINGTON                      91-2060082
          (State or other jurisdiction of         (IRS Employer
           incorporation or organization)     Identification Number)

                        SUITE 112, 5415 CAMERON STREET
                   LAS VEGAS, NEVADA               89118
        (Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code: (415) 924-9164

                             All Correspondence to:
                                 DONALD WALKER
                                 99 Elm Avenue
                           Larkspur, California  94939
                                 (415) 924-9164

                                   Copy to:
                             Bruce H. Haglund, Esq.
                           Gibson, Haglund & Paulsen
                             2 Park Plaza, Suite 450
                            Irvine, California  92614
                                  (949) 733-1101

                          2004 Consulting Services Plan
                            (Full Title of the Plan)

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of                              Proposed           Proposed    Amount
Securities            Amount           Maximum            Maximum      of
to be                  to be       Offering Price        Aggregate    Fee
Registered         Registered(1)     per Share (2)    Offering Price
----------------------------------------------------------------------------
Common Stock,
$0.0001 par value:    40,000	       $0.25            $10,000     $ 1.27

TOTAL                 40,000           $0.25            $10,000     $ 1.27
-----------------------------------------------------------------------------
1. Represents shares to be issued for services to be rendered for consulting services, of which 20,000 shares of our Common Stock are to be issued to Maribel Jordan.
2. The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
3. Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the price at the close of market on November 5, 2004.
4. This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Unless otherwise stated in this Registration Statement, references to "Cimbix Corporation", "we", "our" and "us" refer to Cimbix Corporation, a Washington corporation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

This Registration Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We generally use the words "believes", "expects", "intends", "plans", "anticipates", "likely", "may", and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Registration Statement.


                                     PART I

Plan Information

We are offering up to 40,000 Shares pursuant to our Plan titled "2004 Consulting Services Plan".

Plan Purpose

We will issue common stock to certain Consultants pursuant to written Consulting Agreements and the 2004 Consulting Services Plan, which have been approved by our Board of Directors. The written Consulting Agreements and the 2004 Consulting Services Plan are intended to provide a method whereby we may compensate Consultants for services rendered to us in lieu of cash compensation due to our limited cash resources. The Consultants who will participate in the Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written Consulting Agreements and the 2004 Consulting Services Plan. The services to be provided by the Consultants under the Plan do not relate to the offer or sale of our securities in a capital raising transaction or the direct or indirect promotion or maintenance of a market for our common stock. Copies of the written Consulting Agreements and the 2004 Consulting Services Plan have been filed as Exhibits to this Registration Statement.

Employee Retirement Income Security Act of 1975 ("ERISA")
The 2004 Consulting Services Plan is not qualified under ERISA.

Additional Information

Participants may obtain additional information about the 2004 Consulting Services Plan without charge, upon written or oral request directed to Cimbix Corporation, Attention: Donald Walker, President, at 99 Elm Avenue, Larkspur, California 94939, Telephone Number 415-924-9164, without charge, upon written or oral request, at the same address and telephone number.

Securities to be Offered

Our Board of Directors has authorized the issuance of up to 40,000 shares of our common stock to Consultants upon effectiveness of this Registration Statement.

Purchase of Securities Pursuant to the Plan and Payment for Shares Offered Consultants shall have shares issued to them as full consideration for their services. Consultants shall be deemed to have paid in full for the shares as compensation for the consulting services under our 2004 Consulting Services Plan. Consultants are permitted to receive a total of 40,000 shares. The shares issued pursuant to our 2004 Consulting Services Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Restrictions on Resales

In the event that a person or entity that is an affiliate of ours acquires shares of our common stock hereunder, the affiliate will be subject to
Section 16(b) of the Securities Exchange Act of 1934 ("the Exchange Act"). Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under
Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to us. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. We have agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Tax Effects of Consultants Who Participate in the Plan

Consultants will realize income when they receive the shares, based on their agreement with us, and will realize a gain when they sell the shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourselves. The Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds

We will not receive funds in consideration of the shares. The shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the shares by the Consultants.

Withdrawal From the Plan; Assignment of Interest

No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we will permit an assignment of the interests if Consultants choose to assign their interest to a third party.

Forfeitures and Penalties

There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens

There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Documents by Reference

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration Statement have been sold or deregistered:

(a) Our Form 8-K filed on September 28, 2004;

(b) Our Quarterly Report on Form 10-QSB filed on August 24, 2004, and subsequent amendments filed thereto for the quarter ending June 30, 2004;

(c) Our Quarterly Report on Form 10-QSB filed on June 28, 2004, and all subsequent amendments filed thereto for the quarter ending March 31, 2004;

(d) Our Form 8-K filed April 1, 2004;

(e) Our Quarterly Report on Form 10-QSB filed on February 18, 2004, and all subsequent amendments filed thereto for the quarter ending December 31, 2003;

(f) Our Annual Report on Form 10-KSB filed on January 28, 2004 which includes audited financial statements as of and for the year ended September 30, 2003;

(g) Our Articles of Incorporation and Amendments thereto, and our Bylaws;

(h) All other documents filed by us after date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Description of Securities
The class of securities to be offered hereby is subject to the reporting requirements of the Exchange Act, as amended. Our authorized capitalization is 100,000,000 shares of common stock, $0.0001 par value. As of November 5, 2004, there were 214,843 shares of common stock issued and outstanding.

Holders of our common and preferred stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. Our Board of Directors has authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of our shareholders and which would dilute the book value of the common stock.

Our shareholders have no preemptive rights to acquire additional shares of common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years we have not paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future.

Indemnification of Directors and Officers

Our Bylaws provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted under Washington law.

Indemnification of officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Exemption from Registration Claimed

Not Applicable.

Exhibits

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.   Exhibit
-----------   -------
( 5.0)        Opinion of counsel regarding legality
(10.1)        Consulting Services Agreement with Maribel Jordan
(23.1)        Consent of Morgan & Company, Chartered Accountants
(23.2)        Consent of Gibson, Haglund & Paulsen (contained in Exhibit 5 hereto)
(99.0)        2004 Consulting Services Plan

Undertakings

(a) We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Larkspur, California, on this 2nd day of December, 2004.


CIMBIX CORPORATION
(Registrant)

By: /s/ DONALD WALKER
    DONALD WALKER, President/Chief Executive Officer/Principal Accounting
      Officer/Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.


Signature                       Title                     Date
----------                      -----                     -----

/s/ DONALD WALKER               President, Chief          December 2, 2004
----------------------          Executive Officer,
    DONALD WALKER               Principal Accounting
                                Officer, Director

/S/ ROBERT ROSNER               Vice President of         December 2, 2004
----------------------          Regulatory Affairs &
    ROBERT ROSNER 	        Compliance, Secretary,
                                Director



Exhibit No.   Exhibit
-----------   -------
( 5.0)        Opinion of counsel regarding legality
(10.1)        Consulting Services Agreement with Maribel Jordan
(23.1)        Consent of Morgan & Company, Chartered Accountants
(23.2)        Consent of Gibson, Haglund & Paulsen (contained in Exhibit 5 hereto)
(99.0)        2004 Consulting Services Plan